Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated February 26, 2019, with respect to the common stock, par value $0.01 per share, of Bridgewater Bancshares, Inc., a Minnesota corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 26, 2019

CASTLE CREEK CAPITAL PARTNERS V, LP

	By:	/s/ John M. Eggemeyer
	Name:	John M. Eggemeyer
	Title:	Managing Principal

CASTLE CREEK CAPITAL V LLC

	By:	/s/ John M. Eggemeyer
	Name:	John M. Eggemeyer
	Title:	Managing Principal

SIGNATURE PAGE TO JOINT FILING AGREEMENT (BRIDGEWATER BANCSHARES, INC.)